Exhibit 2.4

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:59 AM 09/26/2019
FILED 09:59 AM 09/26/2019
SR 20197236617 - File Number 6382953

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

Solutions Vending International, Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Solutions Vending International, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH:" so that, as amended said Article shall be and read as follows:

"The total number of shares of stock which the corporation is authorized to issue is 70,000,000 shares of common stock having a par value of $0.002 per share. 30,000,000 of which are Class A Common Stock having a par value of $0.002 per share, 20,000,000 of which are Class B Common Stock having a par value of $0.002 per share, and 20,000,000 of which are Class C Common Stock having a par value of $0.002 per share."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Solutions Vending International, Inc. has caused this certificate to be signed by an authorized officer, this 25th day of September, 2019.

BY: ______________________________ -Signature

Name: Dawn Dickson -please print
Authorized Officer